Exhibit 10.29

October 11, 2022

RE: Extension of temporary assignment to SiTime Netherlands, B.V.

Dear Rajesh Vashist,

Kindly be informed that your temporary assignment to SiTime Netherlands, B.V., in Delft, the Netherlands, ending on November 30, 2022, will be extended.

Subject to your ability to reside and work in the Netherlands (i.e., you are in possession of the necessary residence and work permit), your temporary transfer to SiTime Netherlands, B.V. shall be extended for another fixed term of 12 months, commencing the day after the date that your current assignment ends, December 1, 2022. Your temporary assignment will therefore terminate 12 months after commencement, on November 30, 2023. Upon completion or early termination of your temporary assignment, you will return to the United States to resume your previous duties.

All details in your original agreement will remain in place, this letter is only to extend your assignment date to November 30, 2023.

I remain available to answer any questions you may have regarding the content of this letter.

Sincerely

/s/ Arthur Chadwick

Arthur Chadwick